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                                                                Exhibit 10.29(b)


                              Lifemark Corporation
                             7600 North 16th Street
                                    Suite 150
                             Phoenix, Arizona 85020




                                 August 11, 2000


Dave Decker
7600 North 16th Street, Suite 150
Phoenix, Arizona  85020

Dear Dave:

         This letter amends the October 14, 1999 agreement between us pursuant to which Lifemark Corporation ("Lifemark") agreed to employ you and you have agreed to serve as a Vice President of Lifemark.

         As of October 14, 2000, Lifemark granted you ten year stock options to purchase 50,000 shares of Lifemark common stock. You also agreed to exercise these options at the time of their vesting by delivering to Lifemark a secured nine-year promissory note in the full amount of your exercise price. 25,000 of the options granted to you vested immediately and were exercised by you on October 14, 1999. The remaining 25,000 options granted to you under the 1999 Executive Stock Option and Ownership Plan will vest immediately if the Plan is approved by the Company's stockholders.

         Lifemark and you agree to amend the October 14, 1999 agreement to provide that you are entitled, but have no obligation, to exercise the remaining options immediately upon their vesting.

         Please confirm your agreement with and acceptance of the provisions of this letter by signing and returning the enclosed copy of this letter where indicated.


                                                 Sincerely,


                                                 /s/Rhonda E. Brede
                                                 Rhonda Brede,
                                                 President



ACCEPTED AND AGREED:


/s/David Decker
Dave Decker